Exhibit 23.7

Consent of Independent Auditors

We consent to the use of our report dated February 28, 2011, with respect to the consolidated financial statements of LDH Energy Asset Holdings LLC as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in Exhibit 99.6 of Regency Energy Partners LP’s Annual Report on Form 10-K dated February 22, 2012, and incorporated by reference in the Registration Statement on Post-Effective Amendment No. 2 to Form S-3 and related Prospectus of Regency Energy Partners LP for the registration of debt securities.

/s/    Ernst & Young LLP

Hartford, Connecticut

September 27, 2012